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                                                                 EXHIBIT 2(g)(5)


                                   EXHIBIT "A"

As consideration for the Sub-Adviser's services to the Fund, the Sub-Adviser shall receive from the Fund an annual advisory fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable on the first business day of each month, of the following annual percentages of the Fund's Russell 3000(R) Index Strategy average daily net assets during the month:

         8 basis points (0.08 of 1%) of the first $50,000,000

         6 basis points (0.06 of 1%) of the next $50,000,000

         4 basis points (0.04 of 1%) thereafter

         Minimum per annum fee of $50,000


                                       KIEWIT INVESTMENT FUND LLLP


                                       By:      /s/ Robert L. Giles, Jr.
                                                ------------------------
                                       Name:    Robert L. Giles, Jr.
                                       Title:   Chief Executive Officer

                                       OFFITT HALL CAPITAL MANAGEMENT LLC


                                       By:      /s/ Kathryn A. Hall
                                                ------------------------
                                       Name:    Kathryn A. Hall
                                       Title:   Co-Chief Executive Officer and
                                                Chief Investment Officer

                                       SSgA Funds Management, Inc.


                                       By:      /s/ James Ross
                                                ------------------------
                                       Name:    James Ross
                                       Title:   President